Exhibit 10.1

+1.763.545.1730 main
+1.763.656.5494 fax
5500 Wayzata Blvd, Suite 600
Minneapolis, MN 55416
United States
www.pentair.com

March 14, 2018

Mr. Randall J. Hogan

Chairman and Chief Executive Officer

Pentair plc

Re:    Retirement Agreement

Dear Randy:

I am pleased to confirm in this letter (the “Agreement”) additional terms and conditions related to the valuable services that you provide to Pentair plc (“Pentair” or the “Company”) and its shareholders. This Agreement shall become effective upon being signed by you and the Company. The benefits and support described herein are being provided in consideration for your agreement to (i) remain as the Chairman of the Board of Directors of the Company (the “Board”) and the Company’s Chief Executive Officer (“CEO”) through the effective time of the spin-off of nVent Electric plc from the Company (the “Spinoff Date”), (ii) provide the consulting services described in Section 1, and (iii) refrain from taking certain actions as described in Section 2.

1.    Post-Retirement Consulting Services

For the period beginning with the Spinoff Date (or, if earlier, your termination of employment under Section 5) and ending August 31, 2020 (the “Consulting Period”), you agree to make yourself reasonably available during normal working hours to consult with the CEO or Board, or their respective delegates, at their discretion and at no additional cost, for up to forty (40) hours per calendar year, prorated for any partial year (the “Consulting Services”). You will be reimbursed for expenses incurred in connection with providing the Consulting Services in accordance with Company policy.

2.    Conditions Applicable to Benefits and Support Granted Under This Agreement

The rights and benefits described in this Agreement are subject to the following terms and conditions (collectively the “Conditions Precedent”):

•	Prior to the Spinoff Date, and other than positions you currently hold, you may not accept a position with another company, organization or entity, including any governmental agency or quasi-governmental body, which has a start date that is prior to the Spinoff Date, unless (A) you incur an involuntary Termination of Employment not for Cause or a voluntary Termination of Employment for Good Reason prior to the Spinoff Date, or (B) the Compensation Committee has otherwise consented to your service in such position;

•	You have not violated the terms of the noncompetition, non-solicitation, non-disparagement, confidentiality or intellectual property covenants applicable to you under any equity grant agreement or non-qualified deferred compensation plan that contains such covenants;

•	You must not be terminated for Cause prior to the Spinoff Date;

•	You must retire as Chairman of the Board and CEO on the Spinoff Date; and

•	You must provide the Consulting Services.

If the Company determines, in its good faith judgment, that you have not satisfied one or more of the Conditions Precedent, Pentair shall have the right to cease providing and/or recoup the value of any consideration you realize pursuant to Section 4 of this Agreement and/or discontinue the provision of any post-retirement support described in Section 3 of this Agreement; provided, however, that the Company shall not have any of the rights or remedies described in this sentence unless (A) the Company gives you written notice of its intention to terminate your benefits and support under this Agreement, setting forth in reasonable detail your specific conduct that the Company considers to constitute a violation of the Conditions Precedent and the specific provision of this Section 2 on which it relies, and stating the date, time and place of a Compensation Committee meeting relating thereto (which shall be no less than thirty (30) days following the date you receive such written notice), (B) you are given an opportunity to cure such conduct within thirty (30) days following receipt of such notice, if cure is possible, and an opportunity to be heard at the Compensation Committee meeting, and (C) a resolution is duly adopted at the Compensation Committee meeting stating that, in the good faith determination of the Compensation Committee, you are guilty of the conduct described in the written notice, such conduct has not been cured and such conduct constitutes a violation of the Conditions Precedent. This Agreement is intended to supplement, not supersede, any other rights Pentair may have to recoup equity awards under applicable law (including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act) or the terms of the applicable stock plans or grant agreements, or to pursue other rights or remedies described more fully in any other agreement between you and the Company.

3.    Post-Retirement Support

If you satisfy the Conditions Precedent (as described in Section 2), as consideration for the Consulting Services, Pentair shall provide you with (or arrange for the provision to you of) office space, secretarial support, office services (at a single location reasonably selected by you (the “Base Location”)) and IT services (at the Base Location and two other locations reasonably selected by you from time to time (collectively, the “IT Support Locations”)), for the duration of the Consulting Period (collectively “Support Services”). The Support Services shall generally be located at and supporting you from the Base Location; provided, however, IT services shall be provided on- site at the IT Support Locations either directly by Pentair or through a third-party licensed contractor supervised by Pentair, and remotely to the extent reasonably practicable while you are traveling away from the IT Support Locations. While it is anticipated that our obligation to provide you with secretarial support will be satisfied by nVent providing such support to you (and other non-employee directors) during the period you serve on nVent’s board of directors, you may hire one assistant (“Assistant”) at a compensation package comparable to the compensation package available to your executive assistant as of Spinoff Date if such support is not provided by nVent for any reason. Your Assistant shall be assigned to the Base Location; provided, however, if you would like the Assistant to travel with you (whether to any other IT Support Location or otherwise), any incremental costs thereof shall be your sole responsibility. You shall be solely responsible for all income taxes arising from the provision of the Support Services.

4.    Continued Medical and Dental Coverage

During the Consulting Period, as consideration for the Consulting Services, you shall continue to be covered, at the expense of the Company, under the Company’s active employee medical and dental plans at the same level of coverage (e.g., employee-only, family, etc.) that you had in place at the time of your retirement. You shall be solely responsible for all income taxes arising from the provision of this coverage.

5.    Termination Other Than for Cause

In the event you incur an involuntary Termination of Employment not for Cause (including a Termination of Employment due to disability) or a voluntary Termination of Employment for Good Reason on or prior to the Spinoff Date, without limitation to any rights you have under any other plan, agreement or arrangement with Pentair, you will be deemed to have met the requirement that you remain employed as CEO at least through the Spinoff Date and you shall therefore be entitled to the benefits and support described in Sections 3 and 4 of this Agreement on the date of such Termination of Employment.

6.    Termination for Cause

In the event you are terminated by the Company for Cause prior to the Spinoff Date, this Agreement shall immediately terminate and the Company shall cease to have any further obligation to provide any of the payments or benefits described in Sections 3 and 4 of this Agreement.

7.    Death

For the avoidance of doubt (without limitation to any rights you have under any other plan, agreement or arrangement with Pentair), upon your death, your surviving spouse shall be entitled to the benefits described in Section 4 of this Agreement (and you will be deemed to have complied with and satisfied all of the Conditions Precedent with respect to such benefits).

8.    Modification and Waiver

This Agreement may be amended or modified only by an agreement in writing. The failure by you or the Company to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right that you or the Company has under this Agreement.

9.    Defined Terms

Capitalized terms used in this Agreement that are not otherwise defined will have the meaning assigned to such terms under the Key Executive Employment and Severance Agreement dated 31st day of December, 2008 between you and Pentair (the “KEESA”), even if such KEESA is not effective. For the avoidance of doubt, this Agreement does not amend, replace or trigger benefits under the KEESA. Rather, such agreement and this Agreement are to be read independently of each other with respect to the awards and benefits covered thereby.

10.    Agreement to Retire

You agree that you will tender your resignation as the Company’s Chairman and CEO on the Spinoff Date. Accordingly, your termination of employment as Pentair’s CEO or as Chairman shall not be treated as other than a voluntary resignation under any other agreement between you and the Company or otherwise.

11.    Dispute Resolution and Governing Law

This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to the conflict of law principles thereof. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Minneapolis, Minnesota or, at the Executive’s election, if the Executive is not then residing or working in the Minneapolis, Minnesota metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Minneapolis, Minnesota or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

12.    Section 409A

You and the Company intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. If any in-kind benefit or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the in-kind benefit or expense reimbursement during one taxable year shall not affect the amount of the in-kind benefits or expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (iii) the right to in-kind benefits or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention. Thank you. We look forward to your continued leadership.

/s/ David A. Jones
David A. Jones, Chairman
Compensation Committee of the Board of Directors
Pentair plc

Read and Accepted:

/s/ Randall J. Hogan	Date: March 14, 2018
Randall J. Hogan

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